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EXHIBIT 16.1

March 12, 2003

Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street NW
Washington, DC 20549



Dear Sirs/Madam

We have read Item 4 in the Form 8K/A for Markland Technologies, Inc., with the date of the report of January 14, 2003 and filed with the Securities and Exchange Commission, February 12, and are in agreement with the statements contained in Item 4. We have no basis of agreeing or disagreeing with the statements made relating to the appointment of new independent accountants.


Very truly yours,


/s/ Sherb & Co., LLP
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Sherb & Co., LLP